Southwest Georgia Financial Corporation
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

                           For Immediate Release

       Southwest Georgia Financial Corporation Reports Record Earnings
                       for the First Quarter of 2004

MOULTRIE, GEORGIA, April 28, 2004 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported record earnings and record earnings per share for the first quarter 2004. This is the second consecutive quarter of record earnings for the Company.

Earnings per share for the first quarter of 2004 were $.41, up 20.6 percent compared with $.34 in the same period last year. First quarter net income was $1.078 million, an increase of 22.5 percent over net income of $880.0 thousand for the first quarter of 2003. The earnings improvement was primarily the result of lower provisions for loan losses, improved noninterest income, and reduced income taxes.

DeWitt Drew, President and Chief Executive Officer stated, "Our continued focus on consistent sound underwriting standards has had a tremendous effect on earnings. Credit quality is much improved and required loan loss provisions are significantly lower. While loan volume is not at the level it was three years ago, we have managed to maintain a relatively high net interest margin."

He went on to say, "The diverse nature of our sources of revenue is reflected in the strength of our first quarter results. We are encouraged by the growth in mortgage banking revenue and income from insurance services. We believe the growth in these lines of business is the result of improved regional economic conditions."

The Company's net interest margin was 4.30 percent for the first quarter of 2004, down 33 basis points from the same period a year ago. The decreased net interest margin is primarily due to lower yields on earning assets. However, the decreased margin was more than offset by a higher volume of earning assets, improved mix in deposit liabilities, and lower provisions for loan losses. Net interest income after provisions for loan losses for the first quarter 2004 was $216,000 higher than in the same period last year.

Noninterest income for the first quarter of 2004 increased 11 percent to $1.8 million compared with $1.6 million in the same quarter last year. For the quarter ended March 31, 2004, mortgage banking income, the largest component of noninterest income, was $1.1 million, up from $880.0 thousand in 2003, service charges on deposit accounts increased $88 thousand to $350 thousand, and income from insurance services increased to $295 thousand compared to $264 thousand in the first quarter of 2003. These increases were partially offset by a loss on the sale of bank property. Total noninterest income represented 35 percent of total revenue in the first quarter of 2004.

Noninterest expenses for the first quarter of 2004 were $3.1 million compared to $2.6 million in the first quarter of 2003. Mr. Drew commented, "We closed on the acquisition of Sylvester Banking Company on February 27, 2004. Much of the increase in noninterest expense is related to the merger. During the second quarter we should complete the migration of the Sylvester operation to our systems. There will be additional nonrecurring expenses during the second quarter; however, by the third quarter we should realize efficiencies in the merged operations."

Return on average assets for the first quarter of 2004 was 1.62 percent, up from 1.46 percent from the same period in 2003. Return on equity for the first quarter improved to 12.16 percent, up 169 basis points from 10.47 percent for the same period in 2003. Total assets as of March 31, 2004, were $296.7 million, up 21.7 percent from the same period a year ago. The ratio of nonperforming assets to total assets significantly improved to .71 percent compared with 1.51 percent at the same time last year. On a per share basis, book value at quarter end was $14.29, up from $13.04 in 2003.

Total loans as of March 31, 2004, were $105.4 million, up $3.4 million or 3.3 percent, from the prior year. Total deposits at March 31, 2004, increased 22.4 percent from last year to $230.0 million. The Company manages a sound core deposit base which enables it to effectively invest its assets for consistent performance despite the very low interest rate environment. Reserve coverage of loans improved to 2.38 percent from 1.98 percent, reflecting a strengthening of reserves.

"We have been challenged by lower yields on earning assets and it now appears the next challenge will be managing funding costs in a rising rate environment. Our continued focus on cost discipline and maintaining relationships that are sources of stable core deposits will be central to Southwest Georgia Financial Corporation's ability to continue to deliver value to its shareholders." Mr. Drew concluded.

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $297 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County, and automated teller machine (ATM) facilities conveniently located in the surrounding cities of Doerun, Newton, and Pavo, as well as the main office. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                                www.sgfc.com.

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)
                                              March 31, December 31,  March 31,
ASSETS                                          2004        2003        2003
                                             ---------   ---------   ---------
Cash and due from banks                      $  11,474   $  10,960   $  11,361
Interest-bearing deposits with banks                75          44       2,504
Federal funds sold                              17,174           0           0
Investment securities available for sale        59,007      71,544      56,352
Investment securities held to maturity          89,698      54,696      60,146

Loans, less unearned income and discount       105,448      97,115     101,964
   Allowance for loan losses                    (2,513)     (2,338)     (2,017)
                                             ---------   ---------   ---------
      Net loans                                102,935      94,777      99,947
                                             ---------   ---------   ---------
Premises and equipment                           6,369       5,655       5,420
Foreclosed assets, net                             988       1,203       2,136
Intangible assets                                3,638       2,038       2,280
Other assets                                     5,325       5,236       3,615
                                             ---------   ---------   ---------
Total assets                                 $ 296,683   $ 246,153   $ 243,761
                                             =========   =========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                        $  34,934   $  27,904   $  25,145
  NOW accounts                                  51,641      35,319      38,371
  Money market                                  13,361      13,828      14,206
  Savings                                       27,756      18,201      18,984
  Certificates of deposit $100,000 and over     32,049      25,236      23,499
  Other time accounts                           70,261      62,388      67,638
                                             ---------   ---------   ---------
      Total deposits                           230,002     182,876     187,843

  Federal funds purchased                            0       2,000           0
  Other borrowings                               5,000      10,000       2,400
  Long-term debt                                13,632      13,691      15,977
  Accounts payable and accrued liabilities       8,447       4,598       3,942
                                             ---------   ---------   ---------
      Total liabilities                        257,081     213,165     210,162
                                             ---------   ---------   ---------

Shareholders' equity:
  Common stock - par value $1;
   5,000,000 shares authorized;
   3,543,850 shares issued (*)                   3,544       3,303       3,300
  Additional paid-in capital                    12,466       7,172       7,134
  Retained earnings                             30,272      29,555      28,948
  Accumulated other comprehensive income         1,290         721       1,126
                                             ---------   ---------   ---------
      Total                                     47,572      40,751      40,508
Treasury stock - at cost (**)                   (7,970)     (7,763)     (6,909)
                                             ---------   ---------   ---------
      Total shareholders' equity                39,602      32,988      33,599
                                             ---------   ---------   ---------
Total liabilities and shareholders' equity   $ 296,683   $ 246,153   $ 243,761
                                             =========   =========   =========
*  Common stock - shares outstanding         2,771,275   2,539,175   2,577,425
** Treasury stock - shares                     772,575     763,575     722,575





                  SOUTHWEST GEORGIA FINANCIAL CORPORATION
                 CONSOLIDATED INCOME STATEMENT (unaudited)
               (Dollars in thousands except per share data)
                                                            For the Three Months
                                                               Ended March 31,
                                                              2004        2003
                                                           ---------   ---------
Interest income:
  Interest and fees on loans                               $   1,715   $   1,924
  Interest and dividend on securities available for sale         701         490
  Interest on securities held to maturity                        769         908
  Interest on federal funds sold                                  30           2
  Interest on deposits with banks                                 16          19
                                                           ---------   ---------
          Total interest income                                3,231       3,343
                                                           ---------   ---------
Interest expense:
  Interest on deposits                                           583         802
  Interest on federal funds purchased                              0           0
  Interest on other borrowings                                    60          19
  Interest on long-term debt                                     114         121
                                                           ---------   ---------
          Total interest expense                                 757         942
                                                           ---------   ---------
          Net interest income                                  2,474       2,401
Provision for loan losses                                          7         150
                                                           ---------   ---------
          Net income after provision for losses on loans       2,467       2,251

Noninterest income:
  Service charges on deposit accounts                            350         262
  Income from trust services                                      73          68
  Income from retail brokerage services                           56          56

  Income from insurance services                                 295         264
  Income from mortgage banking services                        1,097         880
  Net gain (loss) on the sale or abandonment of assets          (186)         (2)
  Net gain on the sale of securities                               3           0
  Other income                                                    90          73
                                                           ---------   ---------
          Total noninterest income                             1,778       1,601
                                                           ---------   ---------
Noninterest expense:
  Salary and employee benefits                                 1,614       1,476
  Occupancy expense                                              183         150
  Equipment expense                                              153         135
  Data processing expense                                        174         132
  Amortization of intangible assets                               95          81
  Other operating expense                                        840         579
                                                           ---------   ---------
          Total noninterest expense                            3,059       2,553
                                                           ---------   ---------
Income before income tax expense                               1,186       1,299
Provision for income taxes                                       108         419
                                                           ---------   ---------
          Net income                                       $   1,078   $     880
                                                           =========   =========
Net income per share, basic & diluted                      $    0.41   $    0.34
                                                           =========   =========
Dividends paid per share, basic & diluted                  $    0.13   $    0.13
                                                           =========   =========
Weighted average shares outstanding                        2,625,646   2,583,186
                                                           =========   =========

             SOUTHWEST GEORGIA FINANCIAL CORPORATION
                        Financial Highlights
           (Dollars in thousands except per share data)
At March 31                                     2004           2003
Assets                                       $ 296,683      $ 243,761
Loans, less unearned income & discount         105,448        101,964
Deposits                                       230,002        187,843
Shareholders' equity                            39,602         33,599
Book value per share                             14.29          13.04
Loan loss reserve/loans                          2.38%          1.98%
Nonperforming assets/total assets                0.71%          1.51%

                                           Three Months Ended March 31,
                                           ----------------------------
                                                2004           2003
                                             ---------      ---------
Net income                                   $   1,078      $     880
Earnings per share, basic & diluted               0.41           0.34
Dividends paid per share, basic & diluted         0.13           0.13
Return on assets                                 1.62%          1.46%
Return on equity                                12.16%         10.47%
Net interest margin (tax equivalent)             4.30%          4.63%
Net charge offs / average loans                  0.03%          0.13%

Quarterly                        1st Qtr   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
Averages                          2004      2003      2003      2003      2003
----------------------------    --------  --------  --------  --------  --------
Assets                          $265,964  $243,475  $239,483  $243,498  $240,988
Loans, less unearned
 income & discount                98,702    96,598    96,786   100,935   104,150
Deposits                         204,290   182,520   183,620   188,061   189,646
Equity                            35,439    32,822    32,516    33,929    33,640
Return on assets                   1.62%     1.67%     1.59%   (0.61)%     1.46%
Return on equity                  12.16%    12.42%    11.71%   (4.37)%    10.47%
Net income (loss)               $  1,078  $  1,019  $    952  $   (370) $    880
Net income (loss) per share,
 basic & diluted                $   0.41  $   0.40  $   0.37  $  (0.14) $   0.34
Dividends paid per share,
 basic & diluted                $   0.13  $   0.13  $   0.13  $   0.13  $   0.13